UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2006

GENTA INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19635	33-0326866
(Commission File Number)	(IRS Employer Identification No.)

Two Connell Drive, Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

(908) 286-9800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On March 6, 2006, Genta Incorporated, a Delaware corporation (the “Company”), entered into definitive subscription agreements (the “Subscription Agreements”) with certain institutional investors pursuant to which the Company issued and sold an aggregate of 19,000,000 registered shares of its common stock at $2.15 per share, through a registered direct offering, for aggregate gross proceeds of approximately $40,850,000, before deducting estimated fees and expenses associated with the offering (the “Offering”). The closing is expected to take place on March 10, 2006, subject to the satisfaction of customary closing conditions. The shares of common stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement (File No. 333-114151) on Form S-3, which was declared effective by the Securities and Exchange Commission on May 11, 2004.

     Cowen & Co., LLC (“Cowen”) acted as lead placement agent for the Offering, and Rodman & Renshaw LLC (“Rodman”) acted as co-placement agent for the Offering. On March 6, 2006, the Company executed a placement agent agreement (the “Placement Agent Agreement”) by and among the Company, Cowen and Rodman. The Company will pay the placement agents an aggregate fee equal to 6.5% of the gross proceeds of the Offering equal to approximately $2,655,250, and will pay estimated expenses of the Offering equal to approximately $440,000.

     A copy of each of the form of Subscription Agreement, the form of Placement Agent Agreement and the related press release of the Company, dated March 7, 2006, are filed herewith as Exhibits 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Subscription Agreement by and among the Company and the Purchasers dated March 6, 2006.

10.2	Form of Placement Agent Agreement by and among the Company, Cowen & Co., LLC and Rodman & Renshaw LLC dated March 6, 2006.

99.1	Press Release of the Company dated March 7, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

Date:	March 7, 2006	By:	/s/ Richard J. Moran

			Name:	Richard J. Moran
			Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary